Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS RECORD FOURTH QUARTER RESULTS -
SALES RISE BY NINE PERCENT
INCOME FROM CONTINUING OPERATIONS RISES 13 PERCENT;
FISCAL 2005 INCOME FROM CONTINUING OPERATIONS RISES 27 PERCENT;
FISCAL 2006 GUIDANCE OFFERED

PEMBROKE PINES, Florida, March 10, 2005. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the fourth quarter of Fiscal 2005 and provided guidance with respect to Fiscal 2006.

Fourth Quarter

Results for the fourth quarter of Fiscal 2005, which ended January 29, 2005, were as follows: Income from continuing operations increased 13 percent to $58.7 million from $52.0 million during the comparable period in Fiscal 2004, which ended January 31, 2004. The latter amount includes an after-tax charge of $5.7 million attributable to the retirement package granted to the Company’s Chairman Emeritus. On a per share basis, diluted income from continuing operations rose 11 percent to $0.59. This compares to $0.53 per share in Fiscal 2004’s fourth quarter, which amount includes an after-tax retirement charge of approximately $0.06 per share. On a per share basis, diluted net income during the fourth quarter of Fiscal 2005 reached $0.56 per share.

For the final quarter of Fiscal 2005, net sales increased nine percent to a record $395.9 million, compared with $364.0 million for the same period last year. Comparable store sales for the fourth quarter of Fiscal 2005 increased five percent, after achieving a seven percent increase in the fourth quarter of Fiscal 2004.

Fourth quarter comparable store sales by brand were as follows:

•	Claire’s North America: positive mid single digits

•	Claire’s International: positive high single digits

•	Icing by Claire’s: positive high single digits

The fourth quarter Cost of sales, occupancy and buying expense line item of the Company’s income statement includes a non-cash accrual of $1.5 million (or $0.01 per diluted share). This amount is being recorded in response to our review of certain lease accounting policies and their application under GAAP, as set forth by the Securities and Exchange Commission on February 7, 2005 in their letter to the AICPA.

Commenting on fourth quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “We are delighted that we have once again been able to deliver record results for the fourth quarter and full fiscal year. During the first half of the year, our business was exceptionally strong. However, the back half of the year became more challenging as holiday shopping patterns varied from prior years. When it became apparent that we would not meet our internal projections we moved quickly and decisively to reduce merchandise purchases, to control labor costs and to clear out excess inventory. As a result, we ended the year well positioned for the spring selling season.”

“Our fourth quarter results also include a charge associated with a discontinued operation. This reflects a settlement of litigation stemming from the sale of Lux Corporation, d/b/a Mr. Rags, in May 2002.”

“In Fiscal 2006, we will be facing very difficult comparisons, with respect to comparable store sales. Consequently our Fiscal 2006 projections are more modest than last year. However, we remain confident in our ability to continue driving revenues and net income, both through increased business at our existing stores and through store expansion.”

Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, made the following comments. “The comparable store sales growth reported by our international division for the fourth quarter represents our best performance of the year, illustrating a course of steady improvement. Furthermore, growth in the positive high single digits illustrates a dramatic turnaround from last year’s fourth quarter, when our comparable store sales in the international division declined in the mid single digits.”

“Improved international performance was one of our major objectives for Fiscal 2005, and accordingly, a great deal of effort was devoted to this activity. We have spoken repeatedly about the exportation of North American best practices. The Claire’s brand is widely recognized and carries significant value among our core customers. Our objective is for the shopping experience abroad to mirror that in North America, in terms of providing our customers with a shopping experience that is fun and appealing. We do this by offering an unparalleled selection of costume jewelry and accessories at reasonable prices in a visually exciting setting. Our work is not complete, but we believe that Fiscal 2005 was a time in which great strides were made in terms of revitalizing our stores in Europe. We are excited about our planned expansion for Fiscal 2006, especially our entrance into two new countries, and look forward to continuing improvements in the performance of our international division.”

Fiscal 2005 Results
Fiscal 2005, net sales grew 13 percent to approximately $1.3 billion from approximately $1.1 billion in Fiscal 2004. Comparable store sales increased eight percent, compared with an increase of seven percent during Fiscal 2004.

Income from continuing operations increased to $146.3 million or $1.47 per diluted share, from $115.0 million or $1.17 per diluted share in Fiscal 2004, an increase of 27 percent, or 26% on a diluted per share basis. Net income increased to $143.1 million or $1.44 per diluted share, from $115.0 million or $1.17 per diluted share in Fiscal 2004, an increase of 24 percent, or 23% on a diluted per share basis.

Store Count: End of the Fourth Fiscal Quarter:

	January 29, 2005	January 31, 2004
Claire’s North America	1,674	1,649
Claire’s Europe	717	700
Icing by Claire’s	445	463
Claire’s Nippon	148	123

Total	2,984	2,935

Business Outlook for the First Quarter and Full Year – Fiscal 2006

First Quarter:
First quarter revenues are estimated to range between $299 and $304 million, an increase of six to eight percent. Comparable store sales are projected to rise by three to five percent, following an increase of 11 percent in the first quarter of Fiscal 2005. Net income is projected to reach $25 to $28 million, or $0.25 to $0.28 per diluted share. For the first quarter of Fiscal 2005, net income was $27.7 million, or $0.28 per diluted share.

Full Year:
For Fiscal 2006 in its entirety, the Company is projecting that revenues will grow by approximately five to seven percent to approximately $1.34 billion to $1.37 billion. Comparable store sales are expected to grow by two to four percent.

Gross margins are anticipated to improve by 15-20 basis points. SG&A is projected to decrease as a percentage of sales leading to a 40-60 basis point improvement.

Income from continuing operations is projected to reach $152 million to $163 million, or $1.54 to $1.65 on a diluted per share basis.

Conference Call Information
The Company will host its fourth quarter conference call on March 10, 2005, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through March 18, 2005. The replay number is 402-998-0463 and the password is 25247. The conference call is also being archived until March 18, 2005 on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of February 26, 2005, Claire’s Stores, Inc. operated approximately 2,840 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 150 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also operates 57 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and four stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://claires.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	January 29, 2005		January 31, 2004		January 29, 2005		January 31, 2004
Net sales	$395,891,000	100.0%	$363,983,000	100.0%	$1,279,407,000	100.0%	$1,132,834,00	100.0%
Cost of sales, occupancy and buying expenses	181,012,000	45.7%	157,297,000	43.2%	587,687,000	45.9%	524,455,000	46.3%

Gross profit	214,879,000	54.3%	206,686,000	56.8%	691,720,000	54.1%	608,379,000	53.7%

Other expenses (income):
Selling, general and administrative	117,502,000	29.7%	115,708,000	31.8%	430,867,000	33.7%	394,152,000	34.8%
Depreciation and amortization	11,841,000	3.0%	10,998,000	3.0%	44,882,000	3.5%	41,451,000	3.7%
Interest expense	46,000	0.0%	553,000	0.2%	193,000	0.0%	2,561,000	0.2%
Interest and other income	(2,079,000)	(0.5%)	(1,152,000)	(0.3%)	(5,858,000)	(0.5%)	(4,207,000)	(0.4%)

	127,310,000	32.2%	126,107,000	34.6%	470,084,000	36.7%	433,957,000	38.3%

Income before income taxes	87,569,000	22.1%	80,579,000	22.1%	221,636,000	17.3%	174,422,000	15.4%

Income taxes	28,909,000	7.3%	28,540,000	7.8%	75,377,000	5.9%	59,384,000	5.2%

Income from continuing operations	58,660,000	14.8%	52,039,000	14.3%	146,259,000	11.4%	115,038,000	10.2%

Discontinued operation:

(Loss) on disposal from discontinued operations, net of tax of $1,865,000, 0, $1,865,000 and 0 respectively	(3,135,000)		—		(3,135,000)		—

Gain (Loss) from discontinued operations	(3,135,000)	(0.8%)	—	0.0%	(3,135,000)	(0.2%)	—	0.0%

Net income	$55,525,000	14.0%	$52,039,000	14.3%	$143,124,000	11.2%	$115,038,000	10.2%

Net income per share:

Basic:

Income from continuing operations	$0.59		$0.53		$1.48		$1.17

Loss from disposal of discontinued operations	(0.03)		—		(0.03)		—

Gain (Loss) from discontinued operation	(0.03)		—		(0.03)		—

Net Income per share	$0.56		$0.53		$1.45		$1.17

Diluted:
Income from continuing operation	$0.59		$0.53		$1.47		$1.17

Loss from disposal of discontinued operation	(0.03)		—		(0.03)		—

Gain (Loss) from discontinued operation	(0.03)		—		(0.03)		—

Net Income per share	$0.56		$0.53		$1.44		$1.17

Weighted average number of shares outstanding:

Basic	98,979,000		98,421,000		98,937,000		97,955,000

Diluted	99,323,000		98,926,000		99,310,000		98,440,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	January 29, 2005	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$325,619,000	$224,630,000
Inventories	110,072,000	92,498,000
Prepaid expenses and other current assets	57,635,000	42,895,000

Total current assets	493,326,000	360,023,000

Property and equipment:
Land and building	18,151,000	18,151,000
Furniture, fixtures and equipment	238,022,000	225,425,000
Leasehold improvements	211,721,000	186,760,000

	467,894,000	430,336,000
Less accumulated depreciation and amortization	(263,368,000)	(244,484,000)

	204,526,000	185,852,000

Intangible assets, net	52,474,000	43,896,000
Other assets	14,736,000	16,351,000
Goodwill	201,067,000	199,802,000

	268,277,000	260,049,000

Total Assets	$966,129,000	$805,924,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$41,994,000	$37,754,000
Income taxes payable	30,600,000	29,148,000
Accrued expenses	94,344,000	76,424,000

Total current liabilities	166,938,000	143,326,000

Long-term liabilities:
Deferred tax liability	24,293,000	12,148,000
Deferred rent expense	19,211,000	18,000,000

Total long-term liabilities	43,504,000	30,148,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	256,000	261,000
Common stock — par value $0.05 per share	4,693,000	4,685,000
Additional paid-in capital	50,477,000	49,392,000
Accumulated other comprehensive income, net of tax	28,041,000	20,109,000
Retained earnings	672,220,000	558,003,000

Total Stockholders’ Equity	755,687,000	632,450,000

Total Liabilities and Stockholders’ Equity	$966,129,000	$805,924,000